UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.    )

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Humana Inc.

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Commencing March 29, 2013, Humana Inc. (the “Company”) made the following communication available to certain stockholders:

This month, you received the proxy statement for the Humana Inc. 2013 Annual Meeting of Stockholders, scheduled for April 25, 2013 (the “Annual Meeting”).  In the proxy statement, our Board of Directors recommends a vote “For” Proposal No. 3 – the advisory resolution approving executive compensation (often called “say on pay”).

We write to bring to your attention a significant disagreement between the Company and Institutional Shareholder Services Inc. (“ISS”) with respect to ISS’ Proxy Report issued on March 20, 2013.  In the ISS Proxy Report, ISS has recommended a vote “Against” our Proposal No. 3, and despite a discussion with ISS about their analysis in the Proxy Report, we continue to strongly disagree with ISS’ rationale and conclusions.

For the reasons set forth below, we believe ISS’ recommendation is based on an incomplete and flawed analysis of the Company’s compensation program, and we urge you to vote “FOR” Proposal No. 3 – the advisory resolution approving executive compensation.

McCallister Non-Compete Payment

As disclosed in our proxy statement, in connection with Mr. McCallister’s retirement as our Chief Executive Officer (“CEO”), we exercised an option to enforce the non-compete provisions contained in his employment agreement (entered into in May 2008), but also negotiated for an extended non-compete term that would be substantially more favorable to the Company than pre-existing non-compete restrictions in Mr. McCallister’s equity agreements.  Mr. McCallister continues to serve as Chairman of our Board, and is standing for re-election at the Annual Meeting.

In its Proxy Report, ISS characterized the additional cash payment for Mr. McCallister’s non-compete as a departure payment.  We believe this analysis to be flawed as it fails to adequately consider the following:

•
any preexisting equity agreement non-compete restrictions would expire on December 31, 2013 (one-year following termination of Mr. McCallister’s employment), whereas the new non-compete extends until two years following termination of his Board service, a substantially longer non-compete term;

•	the enhanced non-compete term automatically extends as Mr. McCallister’s Board service continues; and

•	the amount paid by the Company for the enhanced two-year-plus non-compete (two times base salary) is the same amount provided for under the original employment agreement.

Mr. McCallister’s extensive experience in the health care industry and in depth knowledge of the Company (which also continues during his period of Board service), the continuing consolidation in the health care industry, and the scarcity of individuals possessing the qualifications and experience of Mr. McCallister, collectively led the Board to conclude that obtaining an appropriate non-compete term beyond the one-year period provided for in the preexisting equity arrangements was necessary to adequately protect the Company and is in the best interests of stockholders.

Broussard Employment Agreement

ISS’ Proxy Report analysis is also focused on certain provisions in our employment agreement with Bruce D. Broussard, our CEO, as follows: (1) if the Company does not renew his agreement and Mr. Broussard voluntarily resigns after the agreement has terminated, he is entitled to cash severance of two times his base salary and acceleration of outstanding equity awards; (2) the agreement is not for a fixed term; (3) acceleration of equity awards in the event of a change in control; and (4) the change in control (CIC) cash severance provided for in the agreement is based on base salary and maximum (rather than target) bonus payout.

We believe ISS’ analysis regarding Mr. Broussard’s agreement to be flawed as it fails to fully consider the following:

•
Mr. Broussard’s Agreement and Total Compensation Are Reasonable.  As noted in ISS’ Proxy Report, Mr. Broussard’s compensation “appears to be reasonable compared to ISS’ and the company’s selected peers and in light of company performance.”  As detailed in the Company’s proxy statement, Mr. Broussard’s compensation, including the value of his equity awards, is reasonable, and in fact is at the lower end of the comparators of both ISS’ selected peer group and the Company’s disclosed peer group.  While the Board believes that each of the provisions of Mr. Broussard’s employment agreement are in and of themselves reasonable, the Board also believes that the terms of his employment agreement should be considered in light of Mr. Broussard’s total compensation and the Company’s historical practice of encouraging pay-for-performance through a compensation program that is market-based, competency-paced and contribution-driven.

The following metrics regarding Humana’s pay for performance are noted in ISS’ Proxy Report(1):

Relative Degree of Alignment of Pay to Performance	Better than 84% of Companies(2)
CEO Total Compensation as a Multiple of Peer Group Median Total Compensation (0.61)	Better than 81% of Companies
Absolute Alignment of Pay to Performance	Better than 64% of Companies
Initial Quantitative Screen Results	Low Concern

(1)	Source: Institutional Shareholder Services Inc. Proxy Report dated March 20, 2013.
(2)	Constituents of Russell 3000 index.

•
A Thorough and Thoughtful Process Fully Informed the Board.  ISS acknowledges that employment agreements may be necessary for newly-hired executives to protect the interests of both parties, but fails to give adequate consideration to the process by which the Board considered the hiring of Mr. Broussard as CEO.  As previously disclosed by the Company, the hiring of Bruce Broussard as President and Chief Executive Officer as of January 1, 2013, followed a year-long thoughtful transition plan commencing with his election as President effective December 1, 2011.  At the time of his hiring, no guarantee was provided to Mr. Broussard that he would be promoted to CEO.  Furthermore, during this one-year period, the Board had an opportunity to make a final determination regarding his suitability as CEO.  We believe that a thoughtful succession plan is a best practice for corporate governance.  Therefore Mr. Broussard’s election as President and CEO, and resulting employment arrangements, should be considered not only against the backdrop of the reality of market-based negotiations in hiring a CEO, but also should take into account that the thorough and thoughtful transition period enabled the Board to make a fully-informed decision regarding total compensation and appropriate employment arrangements.

•
Employment Terms are Market-Based.  ISS’ analysis does not seem to adequately contemplate that non-renewal of Mr. Broussard’s agreement and any resulting severance payments would be tantamount to a termination without cause scenario that we believe is typical and appropriate for a market-based negotiated employment agreement with a CEO.  Additionally, Mr. Broussard’s employment agreement is for an initial three-year term and automatically renews thereafter unless notice is provided, which although not fixed, affords the Board the opportunity to review and decide whether to extend the arrangement.

•
Change In Control (“CIC”) Provisions are Reasonable.  The Company believes it is important to analyze Mr. Broussard’s CIC severance provisions in the context of his total compensation, and to consider the calculation of resulting payments rather than just the terminology used to describe that calculation.  Specifically, as disclosed in the proxy statement on page 40, although Mr. Broussard’s CIC payout is tied to the “maximum” annual cash incentive, his maximum annual cash incentive opportunity is 225% of base salary as compared to the Company’s peer group maximum opportunity of 300%.  Mr. Broussard’s base salary for 2012 was also lower than the peer group as disclosed on page 38 of the proxy statement (see chart below).  Considering the lower maximum annual cash incentive percentage and lower salary level, as well as Mr. Broussard’s total compensation being reasonable, the Board believes any resulting payments (including the treatment of equity awards), which would only occur in a double-trigger CIC scenario, are reasonable.

Mr. Broussard’s 2012 Compensation

	Peer Group Market Median ($000)(1)	Mr. Broussard ($000)(2)
Base Salary	1,261	900
Total Direct Compensation	10,655	2,250(3)
“Maximum” Annual Cash Incentive as a Percentage of Base Salary	300%	225%

(1)	Based on relevant external benchmarking and the proxy statements of our peer group.
(2)	As disclosed in our proxy statement for the 2013 Annual Meeting of Stockholders.
(3)	Mr. Broussard's total compensation remains below the market median even after taking into account an equity grant in February 2013 of $5 million in accordance with his employment agreement.

For the reasons set forth above, we believe that ISS’ recommendation on Proposal No. 3 is based on an incomplete and flawed analysis of the Company’s compensation program, and we urge you to vote “FOR” Proposal No. 3.

Even if you have already voted, you can change your vote at any time before the 2013 Annual Meeting as described in more detail in our proxy statement.  If you have any questions or require assistance in voting your shares or changing your vote, please contact our proxy solicitor, D.F. King & Co., Inc., at (888) 628-1041.